Exhibit 2.4

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (this “Plan of Domestication”) is made on [●], 2026 and sets forth the terms and conditions pursuant to which Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company with limited liability (“HVII”), shall effect a domestication and become a Delaware corporation (the “Domestication”) to be known as ONE Nuclear Energy Inc. (the “Domesticated Corporation”), pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, HVII is a Cayman Islands exempted company with limited liability duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, HVII is a party to that certain Business Combination Agreement, dated as of October 22, 2025, by and among HVII, Solis Merger Sub LLC and ONE Nuclear Energy LLC (as may be amended, modified or supplemented from time to time, the “BCA”);

WHEREAS, the Board of Directors of HVII (the “Board”) has determined that it is advisable and in the best interests of HVII that HVII be domesticated as and thereafter become, and continue to exist as, a Delaware corporation in accordance with Section 388 of the DGCL;

WHEREAS, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication, this Plan of Domestication and each corporate action to be taken by the Domesticated Corporation in connection with the Domestication as set forth in this Plan of Domestication, all in accordance with the Amended and Restated Memorandum and Articles of Association of HVII, effective as of January 16, 2025 (as may be amended, modified or supplemented from time to time, the “Cayman Organizational Documents”), and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and pursuant to Section 388(l) of the DGCL; and

WHEREAS, the shareholders of HVII have duly approved, authorized and adopted the Domestication, this Plan of Domestication and each corporate action to be taken by the Domesticated Corporation in connection with the Domestication as set forth in this Plan of Domestication, all in accordance with the Cayman Organizational Documents and the Companies Act and pursuant to Section 388 of the DGCL.

NOW, THEREFORE, in consideration and respect of the foregoing, HVII hereby adopts this Plan of Domestication setting forth the terms governing the Domestication as follows:

1. Domestication. Upon the Certificate of Domestication, in the form attached hereto as Exhibit A (the “Certificate of Domestication”), and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), becoming effective under Section 103 of the DGCL (the “Effective Time”), HVII will be domesticated as a Delaware corporation, pursuant to Section 388 of the DGCL, under the name “ONE Nuclear Energy Inc.” and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as HVII. HVII will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of HVII and will constitute a continuation of the existence of HVII in the form of a Delaware corporation.

2. Effective Time. Promptly after the Redemption (as contemplated by, and defined in, the BCA), HVII shall file the Certificate of Domestication and the Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to Sections 103 and 388 of the DGCL.

3. Conversion of Securities. Immediately prior to the Domestication, each Class B ordinary share of HVII then issued and outstanding will be automatically converted into one Class A ordinary share of HVII in accordance with the Cayman Organizational Documents. Immediately following such conversion and at the Effective Time, by virtue of the Domestication:

(a)	each of the then issued and outstanding Class A ordinary shares of HVII will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Domesticated Corporation (“Domesticated Corporation Common Stock”) having the rights, powers and privileges and the obligations set forth in the Certificate of Incorporation;

(b)	each of the then issued and outstanding rights of HVII will convert automatically, on a one-for-one basis, into one right to receive one-twelfth of one share of Domesticated Corporation Common Stock pursuant to, and subject to the terms and conditions of, the Share Rights Agreement, dated January 16, 2025, by and between HVII and Odyssey Transfer & Trust Company, as rights agent (the “Rights Agreement”); and

(c)	each of the then issued and outstanding units of HVII that have not been previously separated into the underlying Class A ordinary shares and underlying rights of HVII upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of Domesticated Corporation Common Stock and one right to receive one-twelfth of one share of Domesticated Corporation Common Stock pursuant to, and subject to the terms and conditions of, the Rights Agreement.

4. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (a) At the Effective Time, the certificate of incorporation of HVII (initially filed in accordance with the Companies Act) shall be canceled and the Cayman Organizational Documents shall be terminated and be of no further force or effect, and (b) from and after the Effective Time, the Certificate of Incorporation and the Bylaws of the Domesticated Corporation, in the form attached hereto as Exhibit C (the “Bylaws”), will govern the affairs of the Domesticated Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Domesticated Corporation from and after the Effective Time, each of whom shall serve as a director of the Domesticated Corporation until such time as his or her respective successor has been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7. Officers. Each officer of HVII as of immediately prior to the Effective Time shall be an officer of the Domesticated Corporation from and after the Effective Time and shall retain the same title with the Domesticated Corporation from and after the Effective Time as he or she had with HVII immediately prior to the Effective Time, each of whom shall serve until such time as his or her respective successor has been designated by the Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388 of the DGCL, including, without limitation, all of the rights, privileges and powers of HVII, and all property, real, personal and mixed, and all debts due to HVII, as well as all other things and causes of action belonging to HVII, will remain vested in the Domesticated Corporation and will be the property of the Domesticated Corporation and the title to any real property vested by deed or otherwise in HVII will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of HVII will be preserved unimpaired, and all debts, liabilities and duties of HVII will remain attached to the Domesticated Corporation, and may be enforced against the Domesticated Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Domesticated Corporation. The rights, privileges, powers and interests in property of HVII as well as the debts, liabilities and duties of HVII, will not be deemed, as a consequence of the Domestication, to have been transferred to the Domesticated Corporation for any purpose of the laws of the State of Delaware.

9. Corporate Actions. Each corporate action that was approved by the shareholders of HVII at the extraordinary general meeting of shareholders of HVII held on [●], 2026 at which this Plan of Domestication was approved shall be deemed authorized, adopted and approved by the Domesticated Corporation and its Board of Directors and stockholders.

10. Further Assurances. If at any time the Domesticated Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, HVII and its directors and authorized officers shall be deemed to have granted to the Domesticated Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Domesticated Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Domesticated Corporation are fully authorized in the name of HVII or otherwise to take any and all such action.

11. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

12. Governing Law. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication and the adoption and approval of this Plan of Domestication and each corporate action to be taken by the Domesticated Corporation in connection with the Domestication as set forth in this Plan of Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature on next page.]

IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of HVII as of the date first written above.

HENNESSY CAPITAL INVESTMENT CORP. VII

By:
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[Intentionally Omitted]

Exhibit B

Certificate of Incorporation

[Intentionally Omitted]

Exhibit C

Bylaws

[Intentionally Omitted]